UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 1, 2002
Date of Report (Date of earliest event reported)

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)

North Dakota	0-14851	45-0311232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12 South Main Street, Suite 100, Minot, ND	58701
(Address of principal executive offices)	(Zip Code)

(701) 837-4738
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.          OTHER EVENTS

     UPREIT UNIT LOAN PROGRAM  On January 16, 2002, the Board of Trustees authorized an UPREIT unit loan program that is available to persons that hold $1.0 million or more of IRET Properties limited partnership units.  Under such loan program, IRET may lend up to 50% of the value of the borrower’s limited partnership units, with such value to be based on the closing price of IRET shares on the NASDAQ National Market on the date of the loan.   Such loans will be for terms of two years or less, they will be secured by the borrower’s limited partnership units in IRET Properties and they will be at a variable interest rate of 1.5% over the interest rate charged to us by a participating lender.  The interest rate will adjust on the first of each month.  In connection with such loans, IRET will charge a .5% loan fee.

      On January 30, 2002, a loan in the amount of $3.5 million was made to Steven B. Hoyt, a member of the Board of Trustees.  The Board of Trustees approved such loan.  The terms of the loan require Mr. Hoyt to make quarterly interest payments beginning April 1, 2002, with the full balance of the principal sum due on or before January 31, 2004.  The initial interest rate is equal to the Wall Street Journal Prime Rate as of January 31, 2002, plus 1.5%, which is equal to 6.25%.

      Mr. Hoyt paid a $17,500 loan fee to IRET at the loan closing on January 30, 2002. On March 31, 2002, Mr. Hoyt made his first required interest payment of $35,958.90. On June 30, 2002, Mr. Hoyt made his second required quarterly interest payment of $54,537.67. On October 1, 2002, Mr. Hoyt repaid the loan in full in the amount of $3,500,000 plus accrued interest in the amount of $55,136.99.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized to do so.

Date:   October 4, 2002

INVESTORS REAL ESTATE TRUST
(Registrant)

By:      /S/ Thomas A. Wentz, Jr.____________
           (Signature)
           Thomas A. Wentz, Jr.
           Senior Vice President & General Council

END